FREE WRITING PROSPECTUS Dated November 4, 2010	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-05

$1.213BN Ally Auto Receivables Trust (ALLYA) 2010-4
CLASS A Joint Bookrunners : Barclays (Struc), BofAML, BNPP	SEC Registered
CLASS A Co-Managers : CS, Comerica, BONY, Lloyds, UBS	100% Pot

CLASS	$AMT (mm)	S&P/F	WAL	L.FINAL	BENCH	SPRD	YIELD	COUPON	PRICE
A1	273.000	A-1+/F1+	0.32	11/15/11	IntL	+1	0.33553	0.33553	100.00000
A2	253.000	AAA/AAA	1.05	02/15/13	EDSF	+35	0.720	0.71	99.99067
A3	446.000	AAA/AAA	2.20	11/17/14	IntS	+40	0.912	0.91	99.99940
A4	240.920	AAA/AAA	3.64	12/15/15	IntS	+50	1.359	1.35	99.98163

BILL & DELIVER:	Barclays
EXPECTED SETTLE:	11/12/10
FIRST PAYMENT:	12/15/10
ERISA ELIGIBLE:	YES
EXPECTED RATINGS:	S&P/F
MIN DENOMS:	$1,000 by $1,000
TICKER:	ALLYA 2010-4

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Barclays Capital Inc., toll-free at 1-888-603-5847.